Exhibit 19.1

ORION ENERGY SYSTEMS, INC.
STATEMENT OF COMPANY POLICY
PROHIBITING INSIDER TRADING

Because the common stock of Orion Energy Systems, Inc. (the “Company”) is publicly traded on the NASDAQ, there are certain important restrictions and limitations imposed on you under the federal securities laws. Any violation of these restrictions may subject the Company and you to serious criminal and civil liabilities and sanctions. Such a violation would also severely damage the Company’s reputation and business relationships. This policy applies to all personnel at every level of the Company and any of its subsidiaries, as well as to employees who leave employment with the Company or its subsidiaries until the Company determines that the policy is no longer applicable.

1.
Prohibition against Trading on or Disclosing Material Nonpublic Information. It is the policy of the Company that all employees, officers and directors who become aware of any material information relating to the Company that has not been made available to the general public by press release or otherwise, as well as their immediate family members and other individuals in their household, are prohibited from purchasing or selling Company stock. Such information includes, without limitation, a potential acquisition of another business or property, the opening of a new facility, a potential change in management, internal financial information (especially quarterly and year-end revenue and earnings), a potential significant new customer contract (or loss of an existing significant customer contract), the occurrence of a cybersecurity breach or similar event, significant actions by regulatory authorities, actual or threatened major litigation, or an important financing transaction. This list is merely illustrative. Employees, officers and directors should assume that any information, positive or negative, which might affect the Company’s stock price or otherwise might be of significance to an investor in determining whether to purchase, sell or hold the Company’s stock would be “material.” These prohibitions on purchasing or selling Company stock will be in effect until the third business day following the day the Company makes such information available to the general public. For example, if you are aware of information that could be considered “material” and the Company makes a public disclosure through a filing with the Securities and Exchange Commission on a Tuesday, you are prohibited from purchasing or selling Company stock until Friday. You cannot purchase or sell Company stock on Tuesday, Wednesday or Thursday, even if it is after the Company’s public filing of the information.

It is also the policy of the Company that employees, officers and directors who become aware of any material nonpublic information in the course of their employment or service with the Company relating to any other company, including the Company’s customers, may not trade in that company’s securities until the information becomes public.

2.
Confidentiality. It is the policy of the Company that all employees, officers and directors must keep strictly confidential all material nonpublic information that such persons learn regarding the Company (and all material nonpublic information that such persons learn in the course of their employment or service with the Company relating to any other company). No person may tip or disclose any material nonpublic information concerning the Company to any person unless required as part of your regular duties and performance for the Company or any is authorized by the Company’s Chief Financial Officer. Unless expressly authorized to answer financial questions, you must refuse to comment, and instead refer the inquirer to the Company’s Chief Financial Officer. Similarly, you should not discuss Company affairs in public or quasi-public areas where your conversation may be overheard (i.e., restaurants, restrooms, elevators, etc.). No person may post any material nonpublic information about the Company on any internet message board or through social media at any time.

Effective: December 4, 2007

Revised: January 17, 2012; October 29, 2012; June 23, 2015; December 2015, May 2016; May 2017; June 2017; January 2018; February 2020; November 2022; May 24, 2023

3.
Prohibition on Derivatives and Hedging Transactions. Investing in Company stock provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market as such trading may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance and subject to certain insiders to possible violations of the “short-swing profit” rules promulgated by the Securities and Exchange Commission. These activities may put the personal gain of an individual in conflict with the best interests of the Company and its shareholders. Consequently, trading on an exchange in puts, calls and other derivative securities on stock of the Company is prohibited at all times. In addition, the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s stock are also prohibited at all times. Anyone may, of course, exercise options and other equity based awards granted to them by the Company and, subject to the restrictions discussed in this policy and other applicable Company policies and any governing plans, arrangements or agreements which apply to such options or other equity based awards, sell shares acquired through the exercise of options or other equity based awards.

If you have any doubts as to your responsibilities under this policy statement, seek clarification and guidance from the Company’s Chief Financial Officer, before you act. Do not try to resolve uncertainties on your own. Orion Energy Systems, Inc. expects the strictest compliance with these procedures by all personnel at every level. Although this policy statement is expressly not intended to result in the imposition of additional legal liabilities that would not otherwise exist, failure to observe these procedures will be considered a matter of extreme seriousness, including grounds for dismissal with cause.

Sally Washlow

Chief Executive Officer

Effective: December 4, 2007

Revised: January 17, 2012; October 29, 2012; June 23, 2015; December 2015, May 2016; May 2017; June 2017; January 2018; February 2020; November 2022; May 24, 2023

IF = AND ( COMPARE 2 = 10, COMPARE SECTION 1 = "1" 1) 0 = 1 DOCPROPERTY "CUS_DocIDChunk0" 4861-6377-4820.2

Orion ENERGY SYSTEMS, Inc.

INSIDER TRADING POLICY

ADDENDUM AND CERTIFICATE FOR
SECTION 16 OFFICERS AND DIRECTORS And other “insiders”

The undersigned hereby certifies and states that he or she has carefully read the Orion Energy Systems, Inc. Statement of Company Policy Prohibiting Insider Trading (the “Policy”), and the undersigned agrees to strictly comply with all of the restrictions and limitations contained in the Policy as supplemented by this addendum.

In addition to the information set forth in the Policy, the undersigned understands that he or she may only trade in Orion Energy Systems, Inc. (“Company”) stock during four “window periods” occurring throughout the year (unless the undersigned is then in possession of material nonpublic information concerning the Company, in which case the undersigned cannot purchase or sell shares). These window periods begin on the third business day after the Company makes a press release announcing its quarterly or annual financial results. Each window period will last until the first day of the month ending the calendar quarter. The window periods do not apply to purchases or sales of Company stock that are made pursuant to Rule 10b5-1 Trading Plans that have been adopted in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines.

The undersigned further understands that window periods may not be opened, or may be closed after initially being opened, from time to time, and agrees that he or she will not trade in Company stock during any window period if he or she has received advance notice from the Company that the window period is closed.

The undersigned further understands that, as an “insider” of the Company, it is the policy of the Company that the undersigned is required to pre-clear all of his or her contemplated transactions (including, without limitation, stock option exercises and non-sale transactions, such as gifts and transfers to or from a trust) in the Company’s stock with the Company’s Chief Financial Officer. The pre-clearance policy also applies to transactions in Company stock by the undersigned’s spouse, minor children and other individuals who share the undersigned’s home. The pre-clearance policy does not apply to purchases or sales of Company stock that are made pursuant to Rule 10b5-1 Trading Plans that have been adopted in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines.

The undersigned further understands that the Policy will continue to apply to him or her after employment with the Company has ended until the Company determines that it is no longer applicable.

The undersigned understands that neither the window period policy nor the pre-clearance policy constitutes protection from liability for the undersigned in the event the undersigned effects a transaction in Company stock while in possession of material non-public information.

Signature

Print Name

Title

__________________________________________

Date

PLEASE RETURN THIS SIGNED CERTIFICATE TO SUSAN MARLAND AS SOON AS POSSIBLE.

Effective: December 4, 2007

Revised: January 17, 2012; October 29, 2012; June 23, 2015; December 2015, May 2016; May 2017; June 2017; January 2018; February 2020; November 2022; May 24, 2023